Exhibit 99.1

EQM TECHNOLOGIES & ENERGY, INC. ANNOUNCES NEW $40 MILLION EPA CONTRACT

Cincinnati, OH, August 2, 2013 – EQM Technologies & Energy, Inc. (OTCQB: EQTE) (“EQM”), a leading provider of environmental services to government and commercial businesses, today announced that the U.S. Environmental Protection Agency (the “EPA”) has awarded it a 26 month contract with a projected value of up to $40 million to provide remediation of contaminated sediments and habitat restoration in the Buffalo, NY area (the “Buffalo River Project”).

This Buffalo River Project contract was awarded under EQM’s seven-year master contract with the EPA Great Lakes National Program Office (“Great Lakes Program”), which provides for maximum potential revenues of $150 million. EQM currently expects to earn the full value of the Buffalo River Project contract and that work will begin immediately and continue through the third quarter of 2015.

EQM has six long-term master contracts with the EPA. These long-term contracts include the Great Lakes Program contract, as well as contracts under the EPA’s Emergency and Rapid Response Services (“ERRS”) contract program. As of July 31, 2013, there was a total of approximately $660 million of maximum potential remaining revenue under these long-term contracts. There is no assurance as to EQM’s ability to realize the maximum value of any particular contract.

“We are pleased to be working with the EPA on the Buffalo River Project and providing the EPA with quality environmental remediation and restoration services,” said Jon Colin, Interim Chief Executive Officer of EQM. “This is the second major contract awarded to EQM under the Great Lakes Program contract. We believe that this award reaffirms the EPA’s recognition of EQM as a strong and reliable partner.”

EQM Technologies & Energy, Inc.

EQM, based in Cincinnati, OH, is a leading provider of environmental services - consulting & engineering, clean technology, and remediation & construction management - to the public and industrial sectors, with approximately 231 employees and satellite offices and operations in 11 states.  EQM has longstanding relationships and multi-year contracts with numerous federal agencies, including the Environmental Protection Agency and the Department of Defense (including the Air Force Center for Engineering & Environment, Naval Facilities Engineering Command, and the Army Corps of Engineers), as well as private sector clients across numerous industries.  For more information, please visit www.eqm.com.

Statements in this press release regarding EQM’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. EQM wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties, including the successful integration of acquired businesses, projected financial information and the continued successful implementation of EQM’s business strategy.

Certain of these risks and uncertainties are described in greater detail in EQM’s filings with the Securities and Exchange Commission. EQM is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

EQM Technologies & Energy, Inc.

Robert R. Galvin, 800-229-7495 or 513-742-7219

Chief Financial Officer

Fax: 513-825-7495

rgalvin@eqm.com